EXHIBIT 99.1

For More Information, Contact:
Corporate Communications, Cygnus, Inc.
(650) 369-4300  www.cygn.com

FOR IMMEDIATE RELEASE

Cygnus Receives Important FDA Approval for Large-Scale Manufacturing;
Update on Commercialization of the GlucoWatch® Biographer in the United States

Redwood City, CA – August 7, 2001 – Cygnus, Inc. (Nasdaq: CYGN) today announced that it received approval from the U.S. Food and Drug Administration (FDA) for its large-scale manufacturing of the AutoSensor, the consumable component of the GlucoWatch® Biographer system.  Cygnus had made its submission to the FDA on July 10, 2001. The company noted that this is one of the important steps required for a broad launch in the United States.

“We are very pleased with our working relationship with the FDA and the speed with which they approved our PMA supplement for large-scale AutoSensor manufacturing,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc.  “The key elements for a U.S. launch are coming together rapidly. We are in the midst of serious discussions with multiple companies regarding a possible sales alliance, and we are aggressively pursuing efforts to reduce manufacturing costs and expand capacity for the Biographer.”

In order to meet anticipated demand in the United States, Cygnus needs to greatly increase its manufacturing capacity for the consumable AutoSensor and durable Biographer. The FDA approval is for the AutoSensor manufacturing that is being done by Corium International in Michigan.  Corium is currently producing AutoSensors that are being shipped to the United Kingdom for sale.  Regarding Biographer manufacturing, Cygnus’ contract with Sanmina Corporation calls for Sanmina to manufacture certain components and then perform the final assembly of the Biographer. In order to reduce the cost of manufacturing and increase capacity, Cygnus has decided to perform final assembly of the Biographer. Cygnus anticipates submitting a PMA supplement for this change shortly. Approval of this PMA supplement will be another important step prior to a broad launch in the United States, which the Company anticipates could occur before the end of this year.

“Preparations for a U.S. launch are solidifying,” stated Craig W. Carlson, Chief Operating Officer and Chief Financial Officer of Cygnus, Inc. “We are working closely with our logistics and customer service supplier to coordinate operating procedures and we are finalizing our educational, instructional and promotional programs and materials for health care professionals and people with diabetes. Our U.S. pilot marketing program is in progress and we are pleased with the feedback we have received. We look forward to concluding our sales alliance discussions and bringing a sales partner on board.”

The GlucoWatch Biographer differs from conventional blood glucose testing devices in several ways.  It automatically and non-invasively measures glucose collected through the skin, not from blood, and displays glucose levels as often as every twenty minutes, for up to twelve hours.  It also creates an “electronic diary,” storing up to 4,000 values that can be reviewed at the touch of a button, helping to detect trends and track patterns in glucose levels.  In addition, users can set personal glucose alert levels so that an alarm sounds if readings are too high or too low, or if readings decline rapidly.

Cygnus, Inc. is engaged in the development and manufacture of diagnostic medical devices, utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. The first such device is a frequent, automatic and non-invasive glucose monitoring device, the GlucoWatch Biographer. On March 22, 2001, Cygnus received approval from the FDA to market and commercially distribute its GlucoWatch Biographer in the United States as a prescription device for adults (18 years and older).  As previously indicated by Cygnus in announcements regarding the FDA’s approvable letter, after commercialization, post-market evaluation studies are required on certain topics.

Some of the statements in this news release, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties.  These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this report, including in the documents incorporated by reference, that are not statements of historical fact.  Forward-looking statements include, but are not limited to, statements about our ability to manufacture and scale-up commercially the GlucoWatch Biographer and AutoSensor, plans for manufacturing changes through the PMA supplement process, plans for commercialization alliances, our ability to achieve market acceptance of the GlucoWatch Biographer, and plans for enhancements.  In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions.  We cannot guarantee future results, levels of activity, performance or achievements.  Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The company refers you to the documents the company files from time to time with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the company’s actual results to differ from the company’s current expectations and any forward-looking statements contained in this news release. "GlucoWatch" is a registered trademark of Cygnus, Inc.